EXHIBIT 10.22

                                      PEAK
                                  ENTERTAINMENT

         Bagshaw Hall, Bagshaw Hill, Bakewell, Derbyshire, DE45 1DL. UK.
                Tel: +44 (0) 1629 81455 Fax: +44 (0) 1629 813539
    E-mail: info@peakentertainment.co.uk Website: www.peakentertainment.co.uk


17 December 2003

Gill Carr
Moody Street Kids
1a Moody Street
Balwyn North
Melbourne
Victoria
Australia
3104

and

Frank Taylor
Funbag Animation Studios Inc.
78 George Steet
Suite 201
Ottawa
Ontario
K1N5W1

Dear Gill and Frank,

This letter is to confirm our commitment to your animated TV series project, The Faireez.

For a distribution advance by Peak Entertainment of (pound)600,000, to be paid during production in accordance with the cashflow to be mutually agreed upon. Moody Street Kids/Funbag Animation will grant Peak Entertainment worldwide TV distribution (exc. Canada and Australia) and worldwide merchandising rights (including video) at the following commission rates:

TV Distribution:  35% of gross revenue (inclusive of expenses)

Merchandising: 35% of gross revenue in the UK, 40% of gross revenue in the rest of the world (inclusive of expenses and sub agents fees)

Term:  25 years with an option to extend for a further 25 years

Peak would recoup their advance pro rata and pari passu with the equity investment in the series. Peak would recoup their advance against the budget at 36.9% and in recognition of Peak not recouping its entire advance in first position as is customary, Peak would also be entitled to profit particiation on all revenues, following budget recoupment, of 23.5%.

Yours sincerely

/s/ Paula Shorrocks

Paula Shorrocks
Director